Exhibit 99.1

Contact:	Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
	The Hain Celestial Group, Inc.	Kekst and Company
	631-730-2200	212-521-4800

HAIN CELESTIAL CLOSES MERGER WITH
SPECTRUM ORGANIC PRODUCTS

EXPANSION OF COMPANY’S OFFERINGS IN NATURAL AND ORGANIC
OILS, VINEGARS, CONDIMENTS

Melville, NY, December 19, 2005—The Hain Celestial Group, Inc. (“Hain Celestial”) (NASDAQ: HAIN), a leading natural and organic food and personal care products company, today announced that it completed its merger with Spectrum Organic Products, Inc. (“Spectrum”). Under the terms of the merger, Spectrum shareholders will receive $0.7035 per share, after deducting for excess company expenses, consisting of $0.3485 per share in cash and $0.355 per share in Hain Celestial shares, which is based on valuing the Hain shares at $19.80 per share, as provided in the merger agreement. The Spectrum merger will increase the amount of Hain Celestial shares outstanding by approximately 924,459 shares.

Spectrum is a leading manufacturer and marketer of natural and organic culinary oils, vinegars, condiments and butter substitutes under the Spectrum Naturals® brand and essential fatty acid nutritional supplements under the Spectrum Essentials® brand, sold mainly through natural food retailers.

“Spectrum strengthens our position in the natural and organic sector with the addition of Spectrum Naturals® and Spectrum Essentials®, as healthy oils are featured in the new food pyramid and USDA Dietary Guidelines” said Irwin D. Simon, President and Chief Executive Officer of Hain Celestial. “We look forward to integrating Spectrum into our portfolio of brands in the Grocery and Snacks area of our business and expanding their product offerings with broader distribution.”

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic beverage, snack, specialty food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, Hain Pure Foods®, Hollywood®, Walnut Acres

Organic™, Imagine Foods®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Lima®, Biomarché™, Grains Noirs®, Natumi®, JASON® and Zia® Natural Skincare. For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies, integrate acquisitions, and obtain financing for general corporate purposes; competition; retention of key personnel; compliance with government regulations and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K, as amended, for the fiscal year ended June 30, 2005. The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.